Exhibit 5.1

OPINION OF JADE C. MURRAY, ESQ.

May 13, 2016

Snyder’s-Lance, Inc.

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 6,574,285 shares (the “Shares”) of common stock, $0.83-1/3 par value, of Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), which may be issued by the Company pursuant to the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (the “Plan”), you have requested me as Assistant General Counsel of the Company to render my opinion with respect to the matters to which reference is made herein.

I am familiar with the Registration Statement and the exhibits thereto. I have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments, as I have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the Bylaws, as amended, and the Restated Articles of Incorporation, as amended, of the Company; (ii) the Plan; and (iii) minutes or other records of the corporate proceedings of the Company with respect to the Plan and registration and issuance of the Shares.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others as to factual matters material to this opinion and (ii) factual information I have obtained from such other sources as I have deemed reasonable.

My opinion set forth below is limited to the laws of the state of North Carolina.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is my opinion that the Shares covered by the Registration Statement have been duly authorized and are, or will be when issued and delivered in accordance with the Plan and the applicable award agreements, validly issued, fully paid and nonassessable.

My advice on any legal issue addressed in this letter represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

I hereby consent to the use of my name in the Registration Statement and to filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the corporation law of the state of North Carolina be changed by legislative action, judicial decision or otherwise.

Yours truly,

/s/ Jade C. Murray

Jade C. Murray
Assistant General Counsel